BYLAWS OF

PICCADILLY CAFETERIAS, INC.

(As Amended and Restated November 18, 2002)

ARTICLE I
Offices

            Section 1.1      Offices. The principal business office of Piccadilly Cafeterias, Inc. (the "Company") shall be in Baton Rouge, Louisiana. The Company may have such other business offices within or without the State of Louisiana as the board of directors may from time to time establish.

ARTICLE II

Capital Stock

            Section 2.1      Certificate Representing Shares. Shares of the capital stock of the Company shall be represented by certificates in such form or forms as the board of directors may approve, provided that such form or forms shall comply with all applicable requirements of law or of the articles of incorporation. Such certificates shall be signed by the chief executive officer, or an executive vice president, and by the secretary or an assistant secretary, of the Company and may be sealed with the seal of the Company or imprinted or otherwise marked with a facsimile of such seal. In the case of any certificate countersigned by any transfer agent or registrar, provided such countersigner is not the Company itself or an employee thereof, the signature of any or all of the foregoing officers of the Company may be represented by a printed facsimile thereof. If any officer whose signature, or a facsimile thereof, shall have been set upon any certificate shall cease, prior to the issuance of such certificate, to occupy the position in right of which his signature, or facsimile thereof, was so set upon such certificate, the Company may nevertheless adopt and issue such certificate with the same effect as if such officer occupied such position as of such date of issuance; and issuance and delivery of such certificate by the Company shall constitute adoption thereof by the Company. The certificates shall be consecutively numbered, and as they are issued, a record of such issuance shall be entered in the books of the Company.

            Section 2.2      Stock Certificate Book and Shareholders of Record. In the absence of a duly appointed transfer agent or registrar, the secretary of the Company shall maintain, among other records, a stock certificate book, the stubs in which shall set forth the names and addresses of the holders of all issued shares of the Company, the number of shares held by each, the number of certificates representing such shares, the date of issue of such certificates, and whether or not such shares originate from original issue or from transfer. The names and addresses of shareholders as they appear on the stock certificate book shall be the official list of shareholders of record of the Company for all purposes. The board of directors may appoint a transfer agent or registrar to maintain the stock register and to record transfer of shares thereon. The Company shall be entitled to treat the holder of record of any shares as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or any rights deriving from such shares on the part of any other person, including, but without limitation, a purchaser, assignee, or transferee, unless and until such other person becomes the holder of record of such shares, whether or not the Company shall have either actual or constructive notice of the interest of such other person.

            Section 2.3      Shareholder’s Change of Name or Address. Each shareholder shall promptly notify the secretary of the Company, at its principal business office, by written notice sent by certified mail, return receipt requested, of any change in name or address of the shareholder from that as it appears upon the official list of shareholders of record of the Company. The secretary of the Company shall then enter such changes into all affected Company records, including, but not limited to, the official list of shareholders of record.

            Section 2.4       Transfer of Stock. The shares represented by any certificate of the Company are transferable only on the books of the Company by the holder of record thereof or by his duly authorized attorney or legal representative upon surrender of the certificate for such shares, properly endorsed or assigned. The board of directors may make such rules and regulations concerning the issue, transfer, registration and replacement of certificates as they deem desirable or necessary.

            Section 2.5       Transfer Agent and Registrar. The board of directors may appoint one or more transfer agents or registrars of the shares, or both and may require all share certificates to bear the signature of a transfer agent or registrar, or both.

            Section 2.6      Lost, Stolen or Destroyed Certificates. The Company may issue a new certificate for shares of stock in the place of any certificate theretofore issued and alleged to have been lost, stolen or destroyed, but the board of directors may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to furnish an affidavit as to such loss, theft, or destruction and to give a bond in such form and substance, and with such surety or sureties, with fixed or open penalty, as the board may direct, in order to indemnify the Company and its transfer agents and registrars, if any, against any claim that may be made on account of the alleged loss, theft or destruction of such certificate.

            Section 2.7      Fractional Shares. Only whole shares of the stock of the Company shall be issued. In case of any transaction by reason of which a fractional share might otherwise be issued, the directors, or the officers in their exercise of powers delegated by the directors, shall take such measures consistent with the law, the articles of incorporation and these bylaws, including (for example, and not by way of limitation) the payment in cash of an amount equal to the fair value of any fractional share, as they may deem proper to avoid the issuance of any fractional share.

ARTICLE III

Shareholders Meetings

            Section 3.1      Annual Meeting. Commencing in the calendar year 1979, the annual meeting of the shareholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at the principal office of the Company, at 10:00 a.m. local time, on the first Monday in November of each year unless such day is a legal holiday, in which case such meeting shall be held at such hour on the first day thereafter which is not a legal holiday; or at such other place and time as may be designated by the board of directors. Failure to hold any annual meeting or meetings shall not work a forfeiture or dissolution of the Company.

            Section 3.2      Special Meeting. Special meetings of shareholders may be called at any time by the chief executive officer or the board of directors. At any time, upon written request of any shareholder or shareholders holding in the aggregate one-tenth of the total voting power, the secretary shall call a special meeting of shareholders to be held at the registered office at such time as the secretary may fix, not less than fifteen nor more than sixty days after the receipt of said request, and if the secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so.

            Section 3.3      Notice of Meeting. Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and time of the meeting, and the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given to each shareholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Company.

            Section 3.4       Quorum. Except as otherwise provided by law, the articles of incorporation or these bylaws, the presence, in person or by proxy, of the holders of a majority of the total voting power of the Company’s outstanding shares of stock shall be necessary to constitute a quorum. For purposes solely of this section, the term "voting power" shall refer to the total number of votes that may be cast by holders of those shares of capital stock of the Company that have the power to vote generally in the election of directors.

            Section 3.5    Business Brought Before Meetings. At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. Nominations for the election of directors at a meeting at which directors are to be elected may be made by or at the direction of the board of directors, or a committee duly appointed thereby, or by any shareholder of record entitled to vote generally for the election of directors who complies with the procedures set forth in Section 3.4 below. Other matters to be properly brought before a meeting of the shareholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, including matters covered by Rule 14a﷓8 of the Securities and Exchange Commission, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by any shareholder of record entitled to vote at such meeting who complies with the procedures set forth in Section 3.4 below.

            Section 3.6       Required Notice. A notice of the intent of a shareholder to make a nomination or to bring any other matter before a shareholder’s meeting shall be made in writing and received by the Secretary of the Company not more than 160 days and not less than 120 days in advance of the date in the current year that corresponds to the date on which proxy materials were first mailed by the Company in connection with the previous year’ s annual meeting, or, in the event of a special meeting of shareholders or an annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, such notice shall be received by the Secretary of the Company within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.

            Section 3.7        Contents of Notice. Every such notice by a shareholder shall set forth:

(a)

the name, age, business address and residential address of the shareholder of record who intends to make a nomination or bring up any other matter, and any beneficial owner or other person acting in concert with such shareholder;

(b)

a representation that the shareholder is a holder of record of shares of the Company's capital stock that accord such shareholder the voting rights specified in Section 3.3 above and that the shareholder intends to appear in person at the meeting to make the nomination or bring up the matter specified in the notice;

(c)

with respect to any notice of an intent to make a nomination, a description of all agreements, arrangements or understandings among the shareholder, any person acting in concert with the shareholder, each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(d)

with respect to any notice of an intent to make a nomination, (i) the name, age, business address and residential address of each person proposed for nomination, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company of which such person is the beneficial owner, and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the board of directors; and

(e)

with respect to any notice of an intent to bring up any other matter, a complete and accurate description of the matter, the reasons for conducting such business at the meeting, and any material interest in the matter of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

            Section 3.8     Other Required Information. Notice of an intent to make a nomination shall be accompanied by the written consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information or certifications as may be reasonably required by the Company to determine the eligibility and qualifications of such person to serve as a director.

            Section 3.9      Disqualification of Certain Proposals. With respect to any proposal by a shareholder to bring before a meeting any matter other than the nomination of directors, the following shall govern:

                           (a)      If the Secretary of the Company has received sufficient notice of a proposal that may properly be brought before the meeting, a proposal sufficient notice of which is subsequently received by the Secretary and that is substantially duplicative of the first proposal shall not be properly brought before the meeting. If in the judgment of the board of directors a proposal deals with substantially the same subject matter as a prior proposal submitted to shareholders at a meeting held within the preceding five years, it shall not be properly brought before any meeting held within three years after the latest such previous submission if (i) the proposal was submitted at only one meeting during such preceding period and it received affirmative votes representing less than 3% of the total number of votes cast in regard thereto, (ii) the proposal was submitted at only two meetings during such preceding period and it received at the time of its second submission affirmative votes representing less than 6% of the total number of votes cast in regard thereto, or (iii) the proposal was submitted at three or more meetings during such preceding period and it received at the time of its latest submission affirmative votes representing less than 10% of the total number of votes cast in regard thereto.

                           (b)      Notwithstanding compliance with all of the procedures set forth above in this Section, no proposal shall be deemed to be properly brought before a meeting of shareholders if, in the judgment of the board, it is not a proper subject for action by shareholders under Louisiana law.

            Section 3.10     Power to Disregard Proposals. At the meeting of shareholders, the chairman shall declare out of order and disregard any nomination or other matter not presented in accordance with the foregoing procedures or which is otherwise contrary to the foregoing terms and conditions.

ARTICLE IV

The Board of Directors

            Section 4.1        Number. The business and affairs of the Company shall be managed and controlled by the board of directors; and, subject to any restrictions imposed by law, by the articles of incorporation, or by these bylaws, the board of directors may exercise all the powers of the Company. The board of directors shall consist of that number of members fixed in a resolution of the board of directors. Such number may be increased or decreased by a subsequent resolution, provided that no decrease shall effect a shortening of the term of any incumbent director.

            Section 4.2        Qualifications and Term. Except as otherwise contemplated by Section 4.14 hereof, no person who is seventy years of age or older may be nominated, elected, or appointed to serve as a member of the board of directors, nor may a person who is or will be seventy years of age or older at the beginning of the term of office of a class of the board of directors be eligible to serve as a member of that class for such term. Directors need not be residents of Louisiana or shareholders of the Company absent provision to the contrary in the articles of incorporation or laws of the State of Louisiana. The term of office of directors and the method of removing directors and appointing persons to fill vacancies on the board of directors shall be as set forth in the articles of incorporation.

            Section 4.3        Removal of Directors. Any director may be removed from office, only for cause, upon the affirmative vote of the holders of two-thirds (2/3) of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

            Section 4.4        Cause Defined. Cause for the removal of a director is defined as the existence of gross misconduct or neglect, willful and wanton malfeasance in office, or fraud on behalf of, or present in the actions of, any director currently serving on the board.

            Section 4.5        Regular Meetings. Regular meetings of the board of directors shall be held immediately following each annual meeting of shareholders, at the place of such meeting, and at such other times and places as the board of directors shall determine. No notice of any kind of such regular meetings needs to be given to either old or new members of the board of directors.

            Section 4.6       Special Meetings. Special meetings of the board of directors shall be held at any time by call of the chief executive officer, president, secretary or by a majority of the directors. The secretary shall give notice of each special meeting to each director at his usual business or residence address by mail at least three days before the meeting or by telegraph or telephone at least one day before such meeting. Except as otherwise provided by law, by the articles of incorporation, or by these bylaws, such notice need not specify the business to be transacted at, or the purpose of, such meeting. No notice shall be necessary for any adjournment of any meeting. The signing of a written waiver of notice, of any special meeting by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the receiving of such notice. Attendance of a director at a meeting shall also constitute a waiver of notice of such meeting, except where a director attends a meeting for the express and announced purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

            Section 4.7        Quorum. A majority of the number of directors fixed by these bylaws shall constitute a quorum for the transaction of business and the act of not less than a majority of such quorum of the directors shall be required in order to constitute the act of the board of directors, unless the act of a greater number shall be required by law, by the articles of incorporation or by these bylaws.

            Section 4.8        Procedure at Meetings. The board of directors, at each regular meeting held immediately following the annual meeting of shareholders, shall appoint one of their number as chairman of the board of directors. The chairman of the board shall preside at meetings of the board. In his absence at any meeting, any officer authorized by these bylaws or any member of the board selected by the members present shall preside. The secretary of the Company shall act as secretary at all meetings of the board. In his absence, the presiding officer of the meeting may designate any person to act as secretary. At meetings of the board of directors, the business shall be transacted in such order as the board may from time to time determine.

            Section 4.9        Presumption of Assent. Any director of the Company who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

            Section 4.10     Board Discretion in Evaluating Business Combinations and Tender Offers. In accordance with La. R.S. 12:92(G)1﷓ 4as it may be amended from time to time, the board, when evaluating the terms of a potential business combination or tender offer, may, in exercising its judgment in determining what is in the best interest of the Company and its shareholders, consider the following factors and any other factors that it deems relevant:

(a)	Financial considerations of the proposed business combination or tender offer itself including, but not limited to, the following:
	(i)	the consideration being offered in the proposed transaction in relation to the then current market price for the outstanding capital stock of the Company;

	(ii)	the market price for the capital stock of the Company over a period of years;

	(iii)	the estimated price that might be achieved in a negotiated sale of the Company in whole or in part;

	(iv)	the premiums over market price for the securities of other corporations in similar transactions;

	(v)	current political, economic, and other factors bearing on securities prices and the Company’s financial condition and future prospects;

(b)

The social and economic effects of such transactions on the Company, its subsidiaries, or their employees, customers, creditors, and the communities in which the Company and its subsidiaries do business;

(c)

The business and financial conditions and earnings prospects of the acquiring party or parties, including, but not limited to debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such conditions upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries do business;

(d)	The competence, experience, and integrity of the acquiring party or parties and its or their management.

            Section 4.11        Action Without a Meeting. Any action required by statute to be taken at a meeting of the directors of the Company, or which may be taken at such meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by each director entitled to vote at such meeting, and such consent shall have the same force and effect as a unanimous vote of the directors. Such signed consent, or a signed copy thereof, shall be placed in the minute book of the Company.

            Section 4.12        Compensation. Directors, by resolution of the board of directors, shall receive such compensation and reimbursement for expenses as the board of directors may establish. Nothing herein shall preclude any director from serving the Company in any other capacity or receiving compensation therefor.

            Section 4.13         Executive Committee. The board of directors, by resolution adopted by a majority of the number of directors fixed by these bylaws, may designate an executive committee, which committee shall consist of two or more of the directors of the Company. Such executive committee may exercise such authority of the board of directors in the business and affairs of the Company as the board of directors may by resolution duly delegate to it except as prohibited by law. The designation of such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed upon it or him by law. Any member of the executive committee may be removed by the board of directors by the affirmative vote of a majority of the number of directors fixed by the bylaws whenever in the judgment of the board the best interests of the Company will be served thereby.

The executive committee shall keep regular minutes of its proceedings and report the same to the board of directors when required. The minutes of the proceedings of the executive committee shall be placed in the minute book of the Company.

            Section 4.14         Advisory Directors. The board of directors may for its convenience, and at its discretion, appoint from time to time one or more advisory directors. The term of office of an advisory director shall be one year from the date of appointment, although a person may be re-appointed for additional one-year terms. Any advisory director may be removed by the board of directors whenever in its judgment the best interests of the Company are served thereby. Appointment of an advisory director shall not of itself create any contractual rights. An advisor director may be furnished with notice, if any, of each regular and special meeting of the board of directors, together with copies of any board materials provided to the members of the board of directors before or during such meetings, and may attend such board meetings, provided that the chairman of the board of directors shall have the power not to provide any such material to the advisory directors as he in good faith believes should only be made available to the voting members of the board. Solely in the discretion of the board of directors, an advisory director may also be furnished with notice of a meeting of any committee of the board of directors, together with copies of any committee materials provided to the members of such committee before or during such meetings, and may attend such committee meetings. Notwithstanding the foregoing, an advisory director shall not be counted for purposes of determining whether a quorum of the board of directors or any committee thereof exists for transacting business, nor may an advisory director vote or execute a written consent of directors or committee members on any matter that may come before the board of directors or any committee thereof. An advisory director shall not have responsibility for the management or control of the business and affairs of the Company. Each advisory director shall be reimbursed for reasonable and necessary expenses actually incurred by such advisory director in connection with attending a board or committee meeting and shall receive an attendance fee for each meeting attended in the same amount as is paid to non-officer members of the board of directors for attending such meetings. Notwithstanding the foregoing, an advisory director shall not be entitled to any monthly or annual fee or retainer for serving as an advisory director or attending any board or committee meeting.

ARTICLE V

Officers

            Section 5.1        Number. The officers of the Company shall consist of a chairman of the board of directors, a chief executive officer, a president, one or more senior executive vice presidents, executive vice presidents, and vice presidents, a secretary and a treasurer; and, in addition, such other officers and assistant officers and agents as may be deemed necessary or desirable. Officers shall be elected or appointed by the board of directors. Any two or more offices may be held by the same person except that the president and secretary shall not be the same person. In its discretion, the board of directors may leave unfilled any office except those of chief executive officer, president, treasurer and secretary.

            Section 5.2        Election; Term; Qualification. Officers shall be chosen by the board of directors annually at the meeting of the board of directors following the annual shareholders’ meeting. Each officer shall hold office until his successor has been chosen and qualified, or until his death, resignation, or removal.

            Section 5.3        Removal. Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract rights.

             Section 5.4        Vacancies. Any vacancy in any office for any cause may be filled by the board of directors at any meeting.

            Section 5.5        Duties. The officers of the Company shall have such powers and duties, except as modified by the board of directors, as generally pertain to their offices, respectively, as well as such powers and duties as from time to time shall be conferred by the board of directors and by these bylaws.

            Section 5.6        The Chairman, Chief Executive Officer and President.

                           (a)       The Chairman of the Board. The directors may elect from their number a chairman of the board. The chairman of the board, who shall not otherwise be an officer, or employed by, the Company, shall preside at all meetings of the board of directors, and shall perform such other duties as the board of directors may prescribe by resolution from time to time.

                          (b)       The Chief Executive Officer. The chief executive officer of the Company shall have general direction of the operations of the Company and general supervision over its officers, subject, however, to the control of the board of directors. He shall at each annual meeting, and from time to time, report to the shareholders and to the board of directors all matters within his knowledge which, in his opinion, the interest of the Company may require to be brought to the notice of such persons. He may sign, with the secretary, any or all certificates of stock of the Company. Without in any way limiting powers otherwise granted to him or to any other officer, he shall be authorized to sign and execute in the name of the Company all contracts or other instruments in the usual and regular course of business, pursuant to Section 6.2 hereof, and to execute leases, sales, easements, servitudes, restrictive covenants, mortgages and other encumbrances on behalf of the Company containing such terms and conditions as he may deem appropriate and in the best interest of the Company. The chief executive officer in general shall perform all duties incident to the office of the chief executive officer and such other duties as from time to time may be assigned to him by the board of directors or as are prescribed by these bylaws.

                          (c)       The President. At the request of the chief executive officer, or in his absence or disability, the president shall perform the duties of the chief executive officer, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the chief executive officer. Any action taken by the president in the performance of the duties of the chief executive officer shall be conclusive evidence of the absence or inability to act of the chief executive officer at the time such action was taken. The president shall perform such other duties as may, from time to time, be assigned him by the board of directors, the chairman of the board or the chief executive officer. The president may sign, with the secretary, certificates of stock of the Company.

            Section 5.7       The Vice Presidents.

                          (a)       The Senior Executive Vice Presidents. At the request of the chief executive officer, or in his and the president’s absence or disability, the senior executive vice presidents, in the order of their election, shall perform the duties of the chief executive officer, or, if so requested by the chief executive officer, the duties of the president, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, such office. Any action taken by a senior executive vice president in the performance of the duties of the chief executive officer or president shall be conclusive evidence of the absence or inability to act of the chief executive officer or president at the time such action was taken. The senior executive vice presidents shall perform such other duties as may, from time to time, be assigned to them by the board of directors, the chairman of the board of directors or the president. A senior executive vice president may sign, with the secretary, certificates of stock of the Company.

                          (b)       Executive Vice Presidents. The executive vice presidents shall perform such duties and have such powers as the board of directors may prescribe and as the chief executive officer, president or a senior executive vice president may assign or authorize by delegation, subject to the general supervision of such delegating officer.

                          (c)       Vice Presidents. The vice presidents shall perform such duties and have such powers as the board of directors may prescribe and as the chief executive officer, president, a senior executive vice president or an executive vice president may assign or authorize by delegation, subject to the general supervision of such delegating officer.

            Section 5.8       Secretary. The secretary shall keep the minutes of all meetings of the shareholders, of the board of directors, and of the executive committee, if any, of the board of directors, in one or more books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of those bylaws or as required by law. He shall be custodian of the corporate records and of the seal of the Company and see that the seal of the Company is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized; shall have general charge of the stock certificate books, transfer books and stock ledgers, and such other books and papers of the Company as the board of directors may direct, all of which shall, at all reasonable times, be open to the examination of any director, upon application at the office of the Company during business hours; and in general shall perform all duties and exercise all powers incident to the office of the secretary and such other duties and powers as the board of directors, the chief executive officer or the president from time to time may assign to or confer on him.

            Section 5.9       Treasurer. The treasurer shall keep complete and accurate records of account, showing at all times the financial condition of the Company. He shall be the legal custodian of all money, notes, securities and other valuables which may from time to time come into the possession of the Company. He shall furnish at meetings of the board of directors, or whenever requested, a statement of the financial condition of the Company, and shall perform such other duties as these bylaws may require or the board of directors may prescribe.

            Section 5.10      Assistant Officers. Any assistant secretary or assistant treasurer appointed by the board of directors shall have power to perform, and shall perform, all duties incumbent upon the secretary or treasurer of the Company, respectively, subject to the general direction of such respective officers, and shall perform such other duties as these bylaws may require or the board of directors may prescribe.

            Section 5.11      Salaries. The salaries or other compensation of the officers shall be fixed from time to time by the board of directors. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a director of the Company.

            Section 5.12       Bonds of Officers. The board of directors may secure the fidelity of any officer of the Company by bond or otherwise, on such terms and with such surety or sureties, conditions, penalties or securities as shall be deemed proper by the board of directors.

            Section 5.13     Delegation. The board of directors may delegate temporarily the powers and duties of any officer of the Company, in case of his absence or for any other reason, to any other officer, and may authorize the delegation by any officer of the Company of any of his powers and duties to any agent or employee, subject to the general supervision of such officer.

ARTICLE VI

Miscellaneous

            Section 6.1       Dividends. Dividends on the outstanding shares of the Company, subject to the provisions of the articles of incorporation, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid by the Company in cash, in property, or in the Company’s own shares, but only out of the unreserved and unrestricted earned surplus of the Company, except as otherwise allowed by law.

Subject to limitations upon the authority of the board of directors imposed by law or by the articles of incorporation, the declaration of and provision for payment of dividends shall be at the discretion of the board of directors

            Section 6.2       Contracts. The chief executive officer shall have the power and authority to execute on behalf of the Company, contracts or instruments in the usual and regular course of business, and in addition the board of directors, chairman or the chief executive officer may authorize any officer or officers, agent or agents, of the Company to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances. Unless so authorized by the board of directors or the chief executive officer, or by these bylaws, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement, or to pledge its credit or to render it pecuniarily liable for any purpose or in any amount.

            Section 6.3       Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Company shall be signed by such officers or employees of the Company as shall from time to time be authorized pursuant to these bylaws or by resolution of the board of directors.

            Section 6.4       Depositories. All funds of the Company shall be deposited from time to time to the credit of the Company in such banks or other depositories as the board of directors may from time to time designate, and upon such terms and conditions as shall be fixed by the board of directors. The board of directors may from time to time authorize the opening and maintaining within any such depository as it may designate, of general and special accounts, and may make such special rules and regulations with respect thereto as it may deem expedient.

            Section 6.5       Endorsement of Stock Certificates. Subject to the specific directions of the board of directors, any share or shares of stock issued by any corporation and owned by the Company, including required shares of the Company’ s own stock, may for sale or transfer, be endorsed in the name of the Company by the chief executive officer, president or any senior executive vice president; and such endorsement may be attested or witnessed by the secretary or any assistant secretary either with or without the affixing thereto of the corporate seal.

            Section 6.6       Corporate Seal. The corporate seal shall be in such form as the board of directors shall approve, and such seal, or a facsimile thereof, may be impressed on, affixed to, or in any manner reproduced upon, instruments of any nature required to be executed by officers of the Company.

            Section 6.7       Fiscal Year. The fiscal year of the Company shall begin and end on such dates as the board of directors at any time shall determine.

            Section 6.8       Books and Records. The Company shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders and board of directors, and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each.

            Section 6.9       Resignations. Any director or officer may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the chief executive officer or secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

            Section 6.10      Indemnification of Officers and Directors.

(a)

The Company shall indemnify and hold harmless any director or officer of the Company ("Indemnitee") against any expenses or costs, including, without limitation, reasonable costs of investigation, costs of attachment or similar bonds, attorney’s fees, judgments, punitive or exemplary damages, fines, excise taxes, amounts paid in settlement and any expenses incurred by Indemnitee in enforcing his rights under any indemnity agreement entered into with the Company ("Expenses"), actually and reasonably incurred by Indemnitee (as they are incurred) in connection with any threatened, pending or completed claim, action, suit or proceeding, including appeals, whether civil, criminal, administrative or investigative and whether made judicially or extra-judicially, including any action by or in the right of the Company, or any separate issue or matter therein, as the context requires, arising out of any past, present or future act, omission, neglect or breach of duty, including without limitation, any claim, action, suit or proceeding relating to any actual or alleged error, omission or misstatement of Indemnitee while serving in his capacity as a director or officer of the Company ("Claim") against Indemnitee, or involving Indemnitee solely as a witness or person required to give evidence, by reason of Indemnitee's position as a (i) director or officer of the Company, (ii) director or officer of any subsidiary of the Company or as a fiduciary with respect to any employee benefit plan of the Company, or (iii) director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other for-profit or not-for-profit entity or enterprise, if such position is or was held at the request of the Company, if (A) Indemnitee is successful in his defense of the Claim on the merits or otherwise or (B) Indemnitee has been found by the Determining Body (as hereinafter defined) to have met the Standard of Conduct (as hereinafter defined); provided that (1) the amount of Expenses for which the Company shall indemnify Indemnitee may be reduced by the Determining Body to such amount as it deems proper if it determines that the Claim involved the receipt of personal benefit by Indemnitee, and (2) no indemnification shall be made in respect of any Claim as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the Company or to have obtained an improper personal benefit, unless, and only to the extent that, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which the court shall deem proper.

(b)

For purposes solely of this Section 6.10, the term "Determining Body" shall refer to (i) those members of the Board of Directors who are not named as parties to the Claim for which indemnification is being sought ("Impartial Directors"), if there are at least three Impartial Directors, or (ii) a committee of at least three Impartial Directors appointed by the Board or a duly authorized committee thereof (regardless whether the directors voting on such appointment are Impartial Directors) or (iii) if there are fewer than three Impartial Directors or if the Board of Directors or the committee appointed pursuant to clause (ii) of this paragraph so directs (regardless whether the directors voting on such appointment are Impartial Directors), independent legal counsel, which may be the regular outside counsel of the Company, as designated by the Impartial Directors or, if no such directors exist, the full Board of Directors.

(c)

For purposes solely of this Section 6.10, the "Standard of Conduct" is met when conduct by Indemnitee with respect to which a Claim is asserted was conduct performed in good faith which he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a Claim which is a criminal action or proceeding, conduct that Indemnitee had no reasonable cause to believe was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

(d)

Promptly upon becoming aware of the existence of any Claim as to which Indemnitee may be indemnified for Expenses and as to which Indemnitee desires to obtain indemnification, Indemnitee shall notify the Chairman of the Board, but the failure to promptly notify the Chairman of the Board shall not relieve the Company from any obligation hereunder, except and to the extent that such failure has materially and irrevocably harmed the Company's ability to defend against such Claim pursuant to Section 6.10(g) hereof. Upon receipt of such request, the Chairman of the Board shall promptly advise the members of the Board of Directors of the request and that the establishment of a Determining Body with respect thereto will be a matter to be considered at the next regularly scheduled meeting of the Board. If a meeting of the Board of Directors is not regularly scheduled within 60 calendar days of the date the Chairman of the Board receives notice of the Claim, the Chairman of the Board shall cause a special meeting of the Board of Directors to be called within such period in accordance with Section 4.6 hereof. At such regularly scheduled or special meeting, the Board shall establish a Determining Body for purposes of determining whether Indemnitee has met the Standard of Conduct and whether Indemnitee should be indemnified by the Company. After the Determining Body has been established, the Chairman of the Board shall inform Indemnitee of the constitution of the Determining Body and shall demand that Indemnitee provide the Determining Body with all facts relevant to the Claim known to him, and deliver to the Determining Body all documents relevant to the Claim in his possession. The Chairman of the Board shall further inform Indemnitee that the Determining Body shall not be required to begin deliberations until such information is provided. No later than 45 days (the "Determination Date") of its receipt from Indemnitee of such information, together with such additional information as the Determining Body may reasonably request of Indemnitee prior to such date (the receipt of which shall not begin a new 45-day period), the Determining Body shall determine whether or not Indemnitee has met the Standard of Conduct and shall advise Indemnitee of its determination and briefly explain the principal factors that it relied upon in making its determination. If Indemnitee shall have supplied the Determining Body with all relevant information, including all additional information reasonably requested by the Determining Body, and the Determining Body shall have failed to make the Standard of Conduct determination by the Determination Date, the Standard of Conduct shall be conclusively deemed to have been met.

(e)

If at any time during the 45-day period ending on the Determination Date, Indemnitee becomes aware of any relevant facts or documents not theretofore provided by him to the Determining Body, Indemnitee shall promptly inform the Determining Body of such facts or documents, unless the Determining Body has obtained such facts or documents from another source. The provision of such facts to the Determining Body shall not begin a new 45-day period.

(f)

The Determining Body shall have no power to revoke a determination that Indemnitee met the Standard of Conduct unless Indemnitee (i) submits fraudulent information to the Determining Body at any time during the 45 days prior to the Determination Date or (ii) fails to comply with the provisions of Sections 6.10(d) or 6.10(e) hereof, including without limitation the obligation of Indemnitee to submit information or documents relevant to the Claim reasonably requested by the Determining Body prior to the Determination Date.

(g)	In the case of any Claim not involving any proposed, threatened or pending criminal proceeding,

(i)

if Indemnitee has, in the judgment of the Determining Body, met the Standard of Conduct, the Company may, except as otherwise provided below, individually or jointly with any other indemnifying party similarly notified, assume the defense thereof with counsel reasonably satisfactory to Indemnitee. If the Company assumes the defense of the Claim, it shall keep Indemnitee informed as to the progress of such defense so that Indemnitee may make an informed decision as to the need for separate counsel. After notice from the Company that it is assuming the defense of the Claim, it will not be liable to Indemnitee under any indemnity agreement entered into between the Company and Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after such notice from the Company of its assumption of the defense shall be at the expense of Indemnitee unless (A) the employment of counsel by Indemnitee has been authorized by the Determining Body, (B) Indemnitee shall have concluded reasonably that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or (C) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or in the right of the Company or as to which Indemnitee shall have made the conclusion provided for in (B) above; and

(ii)

the Company shall fairly consider any proposals by Indemnitee for settlement of the Claim, and shall not unreasonably withhold approval of such proposal. If the Company proposes a settlement of the Claim and such settlement is acceptable to the person asserting the Claim, or the Company believes a settlement proposed by the person asserting the Claim should be accepted, it shall inform Indemnitee of the terms of such proposed settlement and shall fix a reasonable date by which Indemnitee shall respond. If Indemnitee agrees to such terms, he shall execute such documents as shall be necessary to make final the settlement. If Indemnitee does not agree with such terms, Indemnitee may proceed with the defense of the Claim in any manner he chooses, provided that if Indemnitee is not successful on the merits or otherwise, the Company's obligation to indemnify Indemnitee as to any Expenses incurred following his disagreement with the Company shall be limited to the lesser of (A) the total Expenses incurred by Indemnitee following his decision not to agree to such proposed settlement or (B) the amount that the Company would have paid pursuant to the terms of the proposed settlement. If, however, the proposed settlement would impose upon Indemnitee any requirement to act or refrain from acting that would materially interfere with the conduct of the affairs of Indemnitee, Indemnitee may refuse such settlement and continue his defense of the Claim, if he so desires, at the Company's expense without regard to the limitations imposed by the immediately preceding sentence. In any event, the Company shall not be obligated to indemnify Indemnitee for any amount paid in a settlement that the Company has not approved.

(h)

In the case of any Claim involving a proposed, threatened or pending criminal proceeding, Indemnitee shall be entitled to conduct the defense of the Claim with counsel of his choice and to make all decisions with respect thereto, provided, however, that the Company shall not be obliged to indemnify Indemnitee for any amount paid in settlement of such a Claim unless the Company has approved such settlement.

(i)

After notifying the Company of the existence of a Claim, Indemnitee may from time to time request the Company to pay the Expenses (other than judgments, fines, penalties or amounts paid in settlement) that he incurs in pursuing a defense of the Claim prior to the time that the Determining Body determines whether the Standard of Conduct has been met. The Chairman of the Board of the Company or, if the Chairman of the Board has a direct or indirect interest in the Claim for which indemnification is being sought, any officer who does not have such an interest and who is designated by the Chairman of the Board to be the "Disbursing Officer" with respect to indemnification requests related to the Claim (which designation shall be made promptly after receipt of the initial request for indemnification with respect to such Claim) shall pay to Indemnitee the amount requested (regardless of Indemnitee's apparent ability to repay such amount) upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company under the circumstances, provided, however, that if the Disbursing Officer does not believe such amount to be reasonable, he shall advance the amount deemed by him to be reasonable and Indemnitee may apply directly to the Determining Body for the remainder of the amount requested.

(j)

After the Determining Body has determined that the Standard of Conduct has been met, for so long as and to the extent that the Company is required to indemnify Indemnitee under this Section 6.10, the provisions of Section 6.10(i) hereof shall continue to apply with respect to Expenses incurred after such time except that (i) no undertaking shall be required of Indemnitee and (ii) the Disbursing Officer shall pay to Indemnitee the amount of any fines, penalties or judgments against him which have become final and for which he is entitled to indemnification hereunder, and any amount of indemnification ordered to be paid to him by a court.

(k)	Any determination by the Company with respect to settlement of a Claim shall be made by the Determining Body.

(l)	All determinations and judgments made by the Determining Body hereunder shall be made in good faith.

            Section 6.11        Meetings by Telephone. Subject to the provisions required or permitted by these bylaws or the laws of the State of Louisiana for notice of meetings, shareholders, members of the board of directors, or members of any committee designated by the board of directors may participate in and hold any meeting required or permitted under these bylaws by telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

            Section 6.12        Control Share Acquisition Statute. The Company expressly waives the benefits of La. R.S. 12:135-140.2, as they may be amended from time to time.

ARTICLE VII

Amendments

            Section 7.1         Amendments. These bylaws may be altered, amended, or repealed, or new bylaws may be adopted, by a majority of the board of directors at any duly held meeting of directors or by the holders of a majority of the shares represented at any duly held meeting of shareholders; provided that notice of such proposed action shall have been contained in the notice of any such meeting.